UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2010

ECB BANCORP, INC.

(Exact name of registrant as specified in its charter)

North Carolina	000-24753	56-2090738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Post Office Box 337 Engelhard, North Carolina	27824
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (252) 925-9411

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on February 8, 2010, Thomas M. Crowder has been appointed to serve as Executive Vice President and Chief Financial Officer of ECB Bancorp, Inc. (the “Company”) and its subsidiary, The East Carolina Bank. Mr. Crowder assumed that position from Gary M. Adams who had served as Chief Financial Officer since 1985 and who was appointed effective the same date to serve as the Company’s Director of Financial Reporting. A copy of the Company’s press release dated February 11, 2010, announcing Mr. Crowder’s appointment is attached as an exhibit to this Report.

Mr. Crowder, age 53, most recently served as managing partner with Ascential Equity LLC, an investment management company located in Richmond, Virginia, where he had been employed since 2007. Previously, from 2003 until 2007, he served as Executive Vice President and Chief Financial Officer of TransCommunity Financial Corporation, a community bank holding company headquartered in Glen Allen, Virginia. Mr. Crowder began his banking career in 1978 as a banking officer and branch manager with Wachovia Bank and Trust in Raleigh, North Carolina. In 1983, he joined Sovran Bank as a Vice President and brokerage manager and later served as Vice President of Sovran Capital Management in Richmond, VA. In 1986, Mr. Crowder was named President of Crestar Securities Corporation (the broker-dealer subsidiary of Crestar Financial Corp, a regional bank holding company), followed by a position as Executive Vice President of the Guilford Company (a private financial services company). He has a total of approximately 32 years of banking and financial experience.

Terms of Mr. Crowder’s employment include:

•	Annual base salary of $165,000, subject to annual review and increase at the discretion of the Board of Directors;

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A payment of $51,000 as a signing bonus and in lieu of reimbursement for relocation expenses; provided that, in the event his employment is terminated voluntarily, or involuntarily for cause, within two years, Mr. Crowder will be obligated to repay all or a portion of that payment to the Company as follows:

If Employment Terminates:	Percentage of Payment to be Repaid:

Before 07/01/2010	100%
On or after 07/01/2010 but before 12/31/2010	75%
On or after 12/31/2010 but before 07/01/2011	50%
On or after 07/01/2011 but before 12/31/2011	25%
On or after 12/31/2011	0%

•	Personal use of a bank-owned automobile; and

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Eligibility for participation in the Company’s Omnibus Equity Plan, annual Management Incentive Plan, and any qualified benefit plans provided from time to time to the Bank’s employees [subject to the terms of those plans and to restrictions imposed under the Emergency Economic Stabilization Act of 2008, and rules promulgated by the U.S. Department of the Treasury thereunder (the “CPP Rules”), which apply as a result of the Company’s participation in the TARP Capital Purchase Program], and other benefits provided to the Bank’s officers and employees.

In addition, the Company has agreed to enter into an agreement with Mr. Crowder that, among other terms to be negotiated, will provide for a payment to him equal to his base salary for six months if his employment is terminated without cause within 36 months following his date of employment. However, that agreement will be subject to restrictions under the CPP Rules which, with certain exceptions, prohibit severance, golden parachute, and other such payments to the Company’s senior executive officers, or to certain other employees, in connection with any termination of their employment for any reason while the Company is a participant in the TARP Capital Purchase Program.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits. The following exhibit is furnished with this Report:

Exhibit No.	Exhibit Description

99.1	Copy of our press release dated February 11, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ECB BANCORP, INC. (Registrant)

Date: February 12, 2010	By:	/S/ A. Dwight Utz
A. Dwight Utz
President and Chief Executive Officer

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